Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2010 4th Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
February 25, 2010; 11:00 a.m. CT

Participant 1:	Hi, good morning gentlemen. I’ve got three questions here. I’ll go to the first one here. What are your CapEx plans for this year roughly? Can you tell us roughly dollar amount? And with any CapEx, can we expect any types of disruption?

Monty Bennett:	Sure. Kim, I wanted you to address that.

David Kimichik:	Sure, hey Patrick. We plan to spend approximately $86 million in 2011. And there is $50 million that are escrow funded and the balance will be order funded.

Monty Bennett:	And just to make a note on that Patrick, is that those are on our capital plans. Many times the capital plans will overlap over into next year. So usually of that number we get about 75%, 80% of it spent actually in the year and the rest of it hanging over. As far as disruption, probably the best guidance is that last page on our earnings release that talks about where we think there will be significant renovations to individual properties, and how much each quarter. And we update that quarterly.

Participant 1:	Okay, thank you. My next question just concerns property taxes. It looks like similar to a couple other REITs that reported, your property taxes were down year-over-year. How should we think about those going forward?

Monty Bennett:	We continue to have success with our property taxes. Our methodology for booking is that as soon as we get a bill in from the property tax authority, whatever that amount says, that is what we put on our books. And that’s what we record until we actually received dollars back, based upon whatever we have appealed or the lower rate. And so you will get these surges that come in and a number of those came in this past year. And right now we have quite a number of 2010 property tax appeals that are outstanding that we could still get rebates back from, and maybe even some from 2009 that are still out there. So it is always hard to predict, but we are hopeful that we will get some other additional significant savings this coming year.

Participant 1:	Great, thank you. And then just — I’m curious on the demand for the hotel you sold in San Francisco, about how many bidders were there on that?

Monty Bennett:	It was fascinating. This is something we took to market last November, I think, or about. And we think we had 99 CAs signed to look at that asset. So it was quite an asset that garnered a lot of interest. What was interesting, though, is that towards the end — or even at the beginning — not too many of our REIT peers were involved. I think that’s just because of the market perception of a REIT selling to a REIT. Lots of our analyst friends, if you buy from another REIT, will try to figure out who got a good deal and who got a bad deal. So it’s just something that people don’t need. But we’re very happy we got it sold and got a lot of interest.

Participant 1:	Great. Thank you for the color on the questions.

Monty Bennett:	Sure. Thank you, Patrick.

Participant 2:	Good morning guys and congratulations on a solid quarter. Just a couple of quick questions. I think the first one is — can you give us some color on kind of where you guys are in the mezz stack for the Highland portfolio with JER? And obviously there’s been a lot of media sources speculating on your involvement in that portfolio going forward. Is there any color you can give us in terms of where your expectations are in terms of how those investments might play out? And then the second thing was, obviously you guys announced dividend of $0.10 per share.

Can you give us some idea on how the Board came to that price point for the dividend? Obviously it looks to be on an annual basis materially above taxable income, but on an FFO basis it seems to be a great deal of coverage. Just some color on how that number came about would be helpful? Thank you.

David Kimichik:	Sure. On Highland, on the mezz positions, we’ve got a position in mezz four and mezz six. The mezz six position was the one that was just recently written down for this past quarter. We still have our position in mezz four not written down and at its original value.

Regarding the Highland transaction, we continue to work with the borrower and the lenders on a restructure. As soon as something is worth announcing, we will announce it. But there’s really just not much to say until then.

On the dividend, we did have a lot of discussion on the dividend. This was the first time that we started it up since the crisis. We’re in a unique position that we have a lot of potential coverage. We have a lot of cash flow per share and especially compared to our REITs — other REITs, so we have a lot of capacity to pay dividends. And so the discussion back and forth was — how much do we have the ability to pay, which is a lot more, versus how much should we pay considering that there we’re only two or three quarters out of this terrible, terrible downturn. And so it was just a discussion between those two ends of the spectrum that we came to the dividend announcement that we did.

Participant 2:	Okay. Thank you.

Participant 3:	Good morning. Can you hear me?

Monty Bennett:	Yes.

Participant 3:	Hi. A quick question regarding acquisitions and dispositions. Would it be safe to say that you’re, in this current market, more of a seller than a buyer? And if not or in conjunction with that, what target markets are you looking at where you feel you are underrepresented?

Monty Bennett:	You know, I would say that we are probably — or we have been more of a seller than a buyer. That will probably start to move the other way. But I think as we shared with you, Bryan, we view our cost of capital as pretty expensive. And if you take our existing portfolio and assume certain performance that most of the experts in the industry assume, then that means incredible stock appreciation over the next number of years.

So when you’re buying asset, you’ve got to raise equity at current prices in order to — and achieve incredible returns to make it accretive. So that is just a hard formula to make.

So when it comes to acquisitions right now, we are looking to find acquisitions that can beat that, that can outperform what we already have. And if it can’t outperform the assets we already have, then we’re just treading water by raising equity and going and buying them.

So that’s the kind of asset we’re looking for. As far as markets, we would love some exposure to some of these other bigger markets such as in New York and Boston and even Washington, D.C. But assets are priced pretty, pretty strongly in those markets — place. So we continue to seek opportunities where we have some kind of edge in order to make an acquisition.

Participant 3:	All right. Thanks.

Participant 4:	Hi, Monty. I fear I know what you’re going to say about this, but can you give us some idea about when you think the Highland process will be completed?

Monty Bennett:	I really can’t. We’ve been working on that for quite some time, as you know. And if I’d given a prediction before, then I would have been wrong every single time because it just continues to take more time than we would like in order to get it done. The reason is that we’ve got quite a few players involved and very sophisticated players involved, and it’s just taking more time than we hoped.

So, like I said, whatever time, I give you, I’m sure it’s not going to be right, because it will get pushed back farther. But we’re working internally on trying to come to some resolution as soon as we can.

Participant 4:	Well, at least you didn’t say no comment, so I appreciate that.

Monty Bennett:	I don’t know if I said anything worth more than no comment, but -

Participant 4:	No. But you didn’t say no comment, so I appreciate that. One other, who is operating those hotels today? Are those still operated by Crestline?

Monty Bennett:	A number of them are operated by Crestline, most of them are operated by Crestline, Davidson operates one or two, McKibbon operates one or two. Marriott operates I think seven, eight. Hyatt operates a couple and the Hilton operates one.

Participant 4:	The management contracts are staying in place until this is resolved?

Monty Bennett:	No comment.

Participant 4:	Thank you. I was waiting for that one. Okay. Thank you very much.

Monty Bennett:	You bet.